Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STRYKER CORPORATION,

PS MERGER SUB INC.

and

PATIENT SAFETY TECHNOLOGIES, INC.

dated as of

December 31, 2013

i

ii

Annex I	Form of Voting Agreement
Annex II	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Annex III	Form of Amended and Restated Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated December 31, 2013, is by and among STRYKER CORPORATION, a Michigan corporation (“Parent”), PS MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and PATIENT SAFETY TECHNOLOGIES, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, unanimously determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the merger of Purchaser with and into the Company (the “Merger”), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of each of Parent and Purchaser have approved, and the board of directors of Purchaser has determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Purchaser and its stockholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, Parent, Purchaser and certain stockholders of the Company have entered into certain voting agreements in the form attached hereto as Annex I providing that, among other things, subject to the terms and conditions set forth therein, such stockholders will support the transactions contemplated by this Agreement, including, but not limited to, voting for the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Annex II, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in the form attached hereto as Annex III.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and property of the Company and Purchaser, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities, and duties of the Surviving Corporation.

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be appointed as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or the sole stockholder of Purchaser:

(a) Conversion of Common Stock. Each share of common stock, par value $0.0001 per share of the Company (the “Common Stock” or “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per Common Share (subject to any applicable withholding Tax) equal to $2.22, without interest (the “Common Consideration”). From and after the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Common Share shall cease to have any rights with respect thereto, except the right to receive the Common Consideration therefor upon the surrender of such Common Share in accordance with Section 2.2, without interest thereon.

(b) Conversion of Preferred Stock.

(i) Each share of Series A Convertible Preferred Stock, par value $1.00 per share of the Company (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per share of Series A Preferred Stock (subject to any applicable withholding Tax) equal to $100.00 (the “Series A Preferred Consideration”). From and after the Effective Time, all such Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Series A Preferred Consideration therefor upon the surrender of such share of Series A Preferred Stock in accordance with Section 2.2, without interest thereon.

(ii) Each share of Series B Convertible Preferred Stock, par value $1.00 per share of the Company (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock,” and, together with the Common Stock, the “Capital Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preferred Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per share of Series B Preferred Stock (subject to any applicable withholding Tax) equal to $296.00 (the “Series B Preferred Consideration,” and, together with the Common Consideration and the Series A Preferred Consideration, the “Merger Consideration”). From and after the Effective Time, all such Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Series B Preferred Consideration therefor upon the surrender of such share of Series B Preferred Stock in accordance with Section 2.2, without interest thereon.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares owned by the Company, Parent or Purchaser (but not any Shares owned by any of their respective Subsidiaries (for the absence of doubt, other than Purchaser itself or the Company itself), which Shares, if any, shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Purchaser Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and, except as set forth in Section 2.1(c) above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustment to Merger Consideration. The applicable Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Capital Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Capital Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to or at the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the applicable Merger Consideration pursuant to Sections 2.1(a) and 2.1(b) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Sections 2.1(a) and 2.1(b), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to: direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of six (6) months after the Effective Time or full payment of the Exchange Fund, and no part of such interest or other income shall accrue to the benefit of holders of the Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the applicable Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the applicable Merger Consideration and for submitting Form W-9 or the appropriate series of Form W-8. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration in cash as contemplated by this Article II, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged, without interest thereon, as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to, but did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and any Certificates or Book-Entry Shares representing such Dissenting Shares shall represent solely the right to receive, the applicable Merger Consideration.

(b) The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Options and Restricted Shares.

(a) No later than fifteen (15) days prior to the Effective Time, each outstanding, unvested and unexercised option to purchase Common Shares granted under any Company Equity Plan or any other plan, agreement or arrangement (the “Company Options”) shall become immediately vested and exercisable in full, and with respect to any Company Options that remain outstanding and unexercised as of immediately prior to the Effective Time, all such Company Options shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement thereof, a payment in cash of an amount equal to the product of (A) the total number of Common Shares for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time and (B) the excess, if any, of the Common Consideration over the exercise price per Common Share previously subject to such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time. From and after the Effective Time, each such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any. Parent shall not assume any Company Options.

(b) Immediately prior to the Effective Time, all outstanding shares of restricted stock (the “Restricted Shares”) granted under any Company Equity Plan shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Share so cancelled, the Common Consideration, which shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.

(c) The Company shall take all actions as may be necessary to effectuate the treatment of the Company Options and Restricted Shares (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4, including delivery of any notices required. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents.

Section 2.5 Additional Benefits Matters; Withholding. All amounts payable pursuant to Article II shall be paid without interest. Any payments made pursuant to Article II shall be net of all applicable withholding Taxes that Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent, as the case may be, shall be required to deduct and withhold under applicable Law, and Parent, Purchaser, the Company, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct such amounts. To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Company, the Surviving Corporation  or the Paying Agent, as the case may be, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 2.6 Treatment of Warrants. Except for the Company Warrants listed on Schedule 2.6, Parent shall not assume any Company Warrants. Pursuant to their terms, at the Effective Time, each Company Warrant shall no longer be exercisable for any capital stock of the Surviving Corporation but shall become exercisable solely for the Common Consideration that would have been payable to the holders thereof in the Merger had they exercised the Company Warrants immediately prior to the Effective Time. The Company shall take all actions as may be necessary to comply with all of the terms and conditions of the Company Warrants in connection with the Merger and the other Transactions, including delivery of the notice required for each Company Warrant. The Company shall take all such actions in compliance with applicable Law. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) except with respect to Section 3.1, Section 3.2, Section 3.3 and Section 3.4, in the Company SEC Documents filed prior to the date hereof (but, in each case, excluding any risk factor (other than to the extent such risk factor addresses historic facts), forward-looking or predictive disclosures contained under the heading “Risk Factors,” or in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or that do not address historic facts) and (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement. Each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other representation or warranty is reasonably apparent from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Schedule 3.1 sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of the constituent organizational and governing documents, as applicable, of each Company Subsidiary. Each Company Subsidiary is a corporation duly organized or formed, validly existing and in good standing (or has equivalent status, to the extent such concept exists) under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, (ii) 1,000,000 shares of Preferred Stock, consisting of 500,000 shares designated as Series A Preferred Stock and 150,000 shares designated as Series B Preferred Stock. As of November 30, 2013 (the “Capitalization Date”), (A) 38,861,508 shares of Common Stock were issued and outstanding, (B) 10,950 shares of Series A Preferred Stock were issued and outstanding (none of which are convertible into any other series of Company capital stock), (C) 70,425 shares of Series B Preferred Stock were issued and outstanding (and convertible into 9,390,000 shares of Common Stock), (D) no shares of Common Stock or Preferred Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (E) Company Warrants issued in November 2009 to purchase 1,250,000 shares of Common Stock at an exercise price of $2.00 per share were outstanding, (F) Company Warrants issued in November 2009 to purchase 625,000 shares of Common Stock at an exercise price of $4.00 per share were outstanding, (G) Company Warrants (other than the Company Warrants described in clauses (E) and (F) above) to purchase 711,878 shares of Common Stock were outstanding, (H) 3,538,662 shares of Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, (I) 5,339,672 shares of Common Stock were reserved for issuance with respect to outstanding Company Equity Awards and (J) 2,586,875 shares of Common Stock were reserved for issuance upon exercise of Company Warrants. All of the outstanding Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Company Options or Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except as set forth in this Section 3.2(a) or as set forth in Schedule 3.2(a), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b) Schedule 3.2(b) sets forth a listing of all outstanding Company Equity Awards as of the Capitalization Date. Schedule 3.2(b) sets forth with respect to each Company Option outstanding as of the Capitalization Date,

(i) (A) the holder of each such Company Option; (B) the number of shares of Common Stock issuable therefor; (C) the purchase price payable therefor upon the exercise of each such Company Option; (D) the date on which such Company Option was granted; (E) the Benefit Plan under which such Company Option was granted and whether such Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; and (F) the extent to which such Company Option is vested and exercisable as of the Capitalization Date. All of the Company Options have been granted solely to employees, consultants (who are individuals) or directors of the Company or a Company Subsidiary. The per share of Common Stock exercise price of each Company Option is not less than the fair market value of a share of Common Stock as of the date of grant of such Company Option. All grants of Company Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices prohibited by Law or the terms of the Company Equity Plan.

(ii) Schedule 3.2(b) sets forth, with respect to each Restricted Share outstanding as of the Capitalization Date, (A) the holder of each such Restricted Share; (B) the number of shares of Common Stock subject to the award of such Restricted Share; (C) the date on which such Restricted Share was granted; and (D) the Benefit Plan under which such Restricted Share was granted.

(iii) As of the Capitalization Date, no Company Options, Restricted Shares or any other equity or equity-based awards were granted and are outstanding other than those granted under the Benefit Plans and set forth on Schedule 3.2(b). The Company has made available to Parent all forms of option award agreements and all forms of Restricted Share award agreements governing Company Options and Restricted Shares, respectively. Between the Capitalization Date and the date of this Agreement, the Company has not granted or issued Company Options, Restricted Share or any other equity or equity-based awards. Other than the Restricted Shares, there are no restricted shares, stock-appreciation rights, security-based performance units, “phantom” stock, contingent value rights or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of the Company Subsidiaries or assets or calculated in accordance therewith of the Company.

(iv) Schedule 3.2(b) sets forth with respect to each Company Warrant (A) the holder of each Company Warrant; (B) the number of shares of Common Stock issuable therefor; (C) the purchase price payable therefor upon the exercise of each such Company Warrant; (D) the date on which such Company Warrant was granted.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(d) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Company Subsidiary.

(e) All dividends or distribution on securities of the Company that have been declared or authorized have been paid in full.

Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4 Board Approval. At a meeting duly called and held, the Company Board of Directors has unanimously (a) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (b) approved this Agreement and the Transactions, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 4.6, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL and (c) subject to Section 5.2, determined to recommend that the stockholders of the Company adopt this Agreement.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of the Company Subsidiaries or any agreements relating to the Company Options, Restricted Shares or Company Warrants, (b) require any filing by the Company or any of the Company Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Required Governmental Approvals or (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (d) violate any order, writ, injunction, decree or Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in each of clauses (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches or defaults are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6 Company SEC Documents and Financial Statements. The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as the same have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, the applicable rules and regulations of the SEC thereunder and the applicable rules and regulations of the FINRA OTC Bulletin Board Market and the OTC QB Marketplace; provided that no representation is made with respect to information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser in writing expressly for inclusion in the Proxy Statement. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iv) fairly present in all material respects the financial position and the results of operations, cash flows and stockholders’ equity of the Company and the consolidated Subsidiaries as of the times and for the periods referred to therein. The Company has made available to Parent true and complete  copies of all comment letters from the SEC since January 1, 2011 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

Section 3.7 Internal Controls; Sarbanes-Oxley Act. The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the Company Board of Directors (and has made available summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Since January 1, 2011, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Company Board of Directors or any committee thereof. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Since January 1, 2011, (i) the Company has not received any material written, or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company, or unlawful accounting or auditing matters with respect to the Company and (ii) to the knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the general counsel or to the chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since December 31, 2012, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) Since December 31, 2012, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2012 through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.1(e), (f), (g), (m), (n), (o), (p) or (s).

(d) To the knowledge of the Company, there have not been any written claims made, and no such claims have been threatened, under the Company’s customer indemnification program since December 31, 2012.

Section 3.9 No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations incurred under this Agreement or transaction expenses incurred by the Company in connection with this Agreement and the Merger, (d) for liabilities and obligations incurred under the executory portion of any Company Material Contract, and (e) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities of any nature (whether or not accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

Section 3.10 Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or to the knowledge of the Company, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any current or former executive officer, director or employee of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as would not reasonably be expected, individually or in the aggregate, (a) to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or (b) to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of the Merger or any of the other Transactions. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which would reasonably be expected, individually or in the aggregate, (a) to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or (b) to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions. Since January 1, 2011, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company or any of the Company Subsidiaries or (b) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of the Company Subsidiaries, in each case other than that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 3.11 Employee Benefit Plans; ERISA.

(a) Schedule 3.11(a) sets forth a true and complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), and all other change-in-control, retention, bonus, severance, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, equity and other incentive compensation and other fringe benefit plans, policies, programs, agreements, arrangements, or practices, in each case, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary (the “Benefit Plans”).

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

(c) Except as set forth on Schedule 3.11(c), no Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained or had an obligation to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (ii) a plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) a funded welfare benefit plan (as defined in Section 419 of the Code); (vi) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or (vi) an organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code.

(d) With respect to the Benefit Plans, each to the extent applicable, true and complete copies of the following have been made available or made available to Parent by the Company: (i) all Benefit Plans (including all amendments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or policies, group annuity contracts, and other funding arrangements relating to any Benefit Plan; (v) the three (3) most recent annual reports and all schedules thereto (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) all material correspondence to or from any Governmental Entity relating to any Benefit Plan; (viii) all non-discrimination tests for each Benefit Plan for the two (2) most recent plan years; and (ix) the most recent summary plan description and all summaries of material modifications and plan prospectuses for each Benefit Plan. There are no material unpaid contributions due with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract, or any applicable Law, and all material contributions due have been timely made (taking into account any valid extensions as permitted under applicable Law).

(e) Except as set forth on Schedule 3.11(e), as required by Law (including Part 6 of Title I of ERISA), as required by a medical reimbursement account plan pursuant to Section 125 of the Code, or through the last day of the calendar month in which the participant’s employment with the Company or any Company Subsidiary terminates, neither the Company nor any Company Subsidiary has any obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors, or consultants.

(f) Except as set forth in Schedule 3.11(f) neither the execution and delivery of this Agreement nor the consummation of the Transactions, or any termination of employment or service (or other event or occurrence) in connection therewith will, except as specifically contemplated by this Agreement, (i) entitle any current or former employee, director, or consultant of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such Persons; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits. Except as set forth in Schedule 3.11(f), no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other Company Agreement would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 404 or 280G or, to the extent intended to be deductible, 162(m) of the Code.

(g) Neither the Company nor, to the knowledge of the Company, any ERISA Affiliate has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably would be expected to subject the Company or the Surviving Corporation to any material tax or penalty.

(h) Neither the Company nor any Company Subsidiary has used the services or workers provided by third party contract labor suppliers, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Benefit Plan or the imposition of penalties or excise taxes by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation. Neither the Company nor any of the Company Subsidiaries has any material liability with respect to any misclassification of a person performing services for the Company or any of the Company Subsidiaries as an independent contractor rather than as an employee.

Section 3.12 Labor Matters. As of the date of this Agreement, the Company has delivered to Purchaser a true and complete list of all employees of the Company and each Company Subsidiary (whether actively employed or inactive) along with position, date of hire, work location, compensation and benefits, classification for wage and hour purposes, accrued but unused sick, vacation or other leave, notice and severance requirements in the event of termination, visa or work permit status, and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. Except as set forth on Schedule 3.12(a), the employment of each officer and employee of the Company or any Company Subsidiary is terminable at the will of the Company or such Company Subsidiary, as applicable. As of the date of this Agreement, the Company has delivered to Purchaser a true and complete list of all consultants, temporary employees and independent contractors currently performing services for the Company or any Company Subsidiary, including the initial date of engagement, location, a description of the remuneration arrangements applicable to each, a description of the services provided, and any termination related obligations. Each of the Company and the Company Subsidiaries has complied, in all material respects, with all applicable Laws and its own policies and practices relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, consultation with employees, immigration, wages, hours, social contributions and Taxes, benefits, workers' compensation, classification, employee leaves, data protection, privacy, occupational safety and health, collective or mass layoffs, plant closing and changes in operations. Except as set forth in Schedule 3.12(c), neither the Company nor any Company Subsidiary has (i) taken any action within the past three (3) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law, (ii) incurred any liability or obligations under the WARN Act or any similar state, local or foreign Law that remains unsatisfied, and (iii) no such action will be implemented prior to the Effective Time. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary, nor has there been any such action or event since January 1, 2010. Neither the Company nor any Company Subsidiary is a party to, bound by or in the process of negotiating any labor, collective bargaining or similar agreement. There are no unfair labor practices, arbitrations, suits, claims, actions, charges, litigations or other proceedings or material grievances relating to any current or former employee or independent contractor of the Company or any Company Subsidiary (relating to their services for or relationship with the Company) or any Company Subsidiary. None of the employees of the Company or any Company Subsidiary is represented by any labor union, works council or similar organization with respect to their employment with the Company or any Company Subsidiary and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or any Company Subsidiary. To the knowledge of the Company, no executive officer or other key employee of the Company (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person affecting or in conflict with the present and proposed business activities of the Company or any of the Company Subsidiaries or (ii) is in violation of any nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or the Company Subsidiaries or the use of trade secrets and proprietary information.

Section 3.13 Taxes. Except as set forth on Schedule 3.13:

(a) The Company and the Company Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were true and complete in all material respects. The Company and the Company Subsidiaries have paid all Taxes shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP, and all material Taxes which the Company and the Company Subsidiaries are required by Law to withhold or to collect for payment in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld and collected and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted. None of such Tax Returns are currently subject to an extension or waiver of the applicable limitation period, and no such extension or waiver has been requested.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there currently are no audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings with regard to any Taxes of the Company or the Company Subsidiaries. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that such Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

(c) There are no material Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(d) None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(e) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) any installment sale or open transaction disposition made on or prior to the date of this Agreement; (iii) any prepaid amount received on or prior to the Effective Time; (iv) Section 481(a) or 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise; or (v) any election under Section 108(i) of the Code.

(f) Neither the Company nor any of the Company Subsidiaries has participated, or is currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock purported to or intended to qualify for tax-free treatment under Section 355 or 361 of the Code within the past three (3) years.

Section 3.14 Contracts; Customers and Suppliers.

(a) Except as filed or listed as exhibits to the Company’s annual report on Form 10-K for the fiscal year 2012, Schedule 3.14(a) sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation (whether written or oral) to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound (the “Company Agreements”) which is in effect as of the date hereof and:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than a Benefit Plan listed on Schedule 3.11(a));

(ii) involves annual expenditures in excess of $75,000 and was not entered into in the ordinary course of business, consistent with past practice;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which purports to restrict the Company, any Company Subsidiary or, or upon consummation of the Transactions, Parent or its Subsidiaries ability to conduct any line of business;

(iv) relates to a partnership, joint venture or similar arrangement (including any material agreement providing for joint research, development, collaboration, promotion or marketing);

(v) is an employment contract with any current executive officer of the Company or any member of the Company Board of Directors (other than a Benefit Plan listed on Schedule 3.11(a));

(vi) is a license agreement, non-assertion agreement, coexistence agreement, settlement agreement or other agreement with respect to any Company IP, including (A) all agreements currently in effect granting to the Company or any Company Subsidiary any right under or with respect to any Intellectual Property Right including any agreements relating to any royalty or other consideration the Company or any Company Subsidiary is obligated to pay any Person in connection with any Intellectual Property Right (in each case other than shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available) and (B) all agreements currently in effect under which the Company or any Company Subsidiary licenses or grants any rights under any Company IP to another Person;

(vii) relates to the borrowing of money or extension of credit, in each case having a principal amount of indebtedness in excess of $50,000, other than accounts receivables and payables incurred or arising in the ordinary course of business consistent with past practice;

(viii) provides for the Company or a Company Subsidiary (A) advancing or loaning to any other Person amounts in excess of $50,000 or (B) guaranteeing any obligations in an amount in excess of $50,000;

(ix) relates to the acquisition or disposition of any business, capital stock or assets of the Company, any Company Subsidiary or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or a Company Subsidiary has any continuing covenants, including deferred purchase price payments, earn-out payments, milestone payments, indemnification obligations or other contingent payment or guarantee obligation;

(x) is a material contract that provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company;

(xi) is a “single source” supply contract pursuant to which goods or materials that are material to the Company’s business are supplied to the Company or a Company Subsidiary from an exclusive source;

(xii) is a sales representative or distribution contract;

(xiii) is a contract with a group purchasing organization;

(xiv) is a contract with any Governmental Entity;

(xv) relates to the grant by the Company or a Company Subsidiary to any Person of registration rights (including demand and piggy-back registration rights);  or

(xvi) relates to the settlement by the Company or any Company Subsidiary of any claim by or against the Company or any Company Subsidiary to the extent any actual or contingent obligations of the Company or any Company Subsidiaries thereunder remain in effect.

(b) Each contract of the type described above in Section 3.14(a) (including each amendment, modification, extension or renewal with respect thereto), whether or not set forth in Schedule 3.14(a) or any other agreement entered into after the date hereof which, if in effect as of the date hereof, would have been required to be set forth in Schedule 3.14(a), is referred to herein as a “Company Material Contract.” Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect and enforceable by the Company or a Company Subsidiary, as applicable, against each other party thereto (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general equitable principles), (ii) none of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Company Material Contract, (iii) there is no event or condition which has occurred or exists which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and (iv) neither the Company nor any Company Subsidiary has received any written notice of termination, cancellation or non-renewal under any Company Material Contract, received any written notice of breach or default in any material respect under any Company Material Contract or granted any third party any rights, adverse or otherwise, that would constitute a material breach of any Company Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

(d) Schedule 3.14(d) sets forth a true and complete list of the ten (10) largest suppliers to and customers of the Company for the fiscal year ended December 31, 2012 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such supplier or customer during such period. Since January 1, 2012, no material customer or supplier has, to the knowledge of the Company, notified the Company in writing that it intends to terminate or cancel its business relationship with the Company, other than as a result of the expiration of any contract between the parties pursuant to its terms.

Section 3.15 Title to Properties; Encumbrances. There is no real property owned by the Company or any Company Subsidiary. Schedule 3.15 sets forth a true and complete list as of the date of this Agreement of all Company Property. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company has valid leasehold interests in all of its Company Property, subject to no Liens, except for (a) Liens reflected in the balance sheet included in the Company’s annual report on Form 10-K for the fiscal year 2012, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) Liens arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, and (e) any other Liens incurred in the ordinary course of business consistent with past practice if the underlying obligations are non-monetary and such Liens do not, individually or in the aggregate, materially interfere with the use of such property or assets by the Company (the foregoing Liens (a)-(e), “Permitted Liens”). The Company is in compliance with the terms of all leases, subleases, licenses and other occupancy agreements relating to the Company Property to which they are a party, except for such instances of non-compliance which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such leases, subleases, licenses and other occupancy agreements relating to the Company Property are in full force and effect, and the Company enjoys peaceful and undisturbed possession under all such leases except for such failures that have not had had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Person, other than the Company, possesses, uses or occupies all or any portion of any Company Property. There are no pending or, to the knowledge of the Company, threatened proceedings to take all or any portion of the Company Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof.

Section 3.16 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole,: (a) the Company and the Company Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted; all such Environmental Permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, released, disposed of, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated by the Company or any Company Subsidiary except in compliance with all applicable Environmental Laws; (d) neither the Company nor any Company Subsidiary has received any written notice, claim, request for information, or complaint of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law and to the knowledge of the Company, none is threatened; (e) there is no site to which the Company or the Company Subsidiaries have transported or arranged for the transport of Hazardous Substances which is, or to the knowledge of the Company, may become, the subject of an environmental action; (f) neither the Company nor any of the Company Subsidiaries has assumed or retained, by contract or operation of law, liabilities under any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities, costs or claims arising under or pursuant to any Environmental Law; and (g) the Company and each of the Company Subsidiaries has given to Purchaser all material reports and studies within their possession or control prepared during the past three (3) years pertaining to Hazardous Substances and compliance with or liability under any Environmental Law relating to any real property or facilities currently or formerly owned, operated or leased by any of them.

Section 3.17 Intellectual Property.

(a) Schedule 3.17(a) sets forth for the Owned Company IP: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued, (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued, (iii) each URL or domain name registered, (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration; and (v) an identification of each material common law trademark and service mark.

(b) The patents and patent applications in Schedule 3.17(a) are a true and complete list of all patents and patent applications owned by the Company or any Company Subsidiary. All patents included in the Owned Company IP have been registered or obtained in accordance with all applicable legal requirements. The Company or a Company Subsidiary has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of such patents included in the Owned Company IP, and no patent included in the Owned Company IP is subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time.

(c) The registered trademarks and trademark applications identified in Schedule 3.17(a) are a true and complete list of all registered trademarks and trademark applications owned by the Company or any Company Subsidiary. All registered trademarks are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. None of the trademarks included in the Company IP has been or is now involved in any opposition or cancellation proceeding and no such action is or has been threatened with respect to any of such trademarks included in the Company IP.

(d) The registered copyrights identified in Schedule 3.17(a) are currently in compliance with formal legal requirements are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time.

(e) Schedule 3.17(e) sets forth a true and complete list of all license agreements currently in effect granting to the Company or any Company Subsidiary any right under or with respect to any Intellectual Property Right including any royalty or other consideration the Company or any Company Subsidiary is obligated to pay any Person in connection with any Intellectual Property Right, other than standard desktop software applications and computer-aided design tools that are used by the Company or any Company Subsidiary without any customization, which are licensed pursuant to “shrinkwrap” or “clickwrap” license agreements.

(f) Schedule 3.17(f) sets forth a true and complete list of all license agreements currently in effect under which the Company or any Company Subsidiary licenses or grants any rights under any Company IP to another Person.

(g) The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes material confidential information related to the conduct of the business by the Company and any Company Subsidiary, including ensuring that any material confidential information disclosed by the Company or any Company Subsidiary to a third party is subject to confidentiality undertakings set forth in a valid and enforceable non-disclosure agreement.

(h) There are no pending disputes regarding any agreement (i) under which the Company or any Company Subsidiary owns, uses or has the right to use any Company IP or (ii) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”).

(i) The Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Effective Time. Subject to the terms of this Agreement and obtaining any consents required under the Company IP Agreements, all ownership interests and rights in all such Intellectual Property Rights shall be conveyed to Purchaser at the Effective Time.

(j) The Company and the Company Subsidiaries own exclusively all right title, and interest  (or otherwise possess enforceable rights) in and to the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements, and neither Company nor any Company Subsidiary has received any notice or claim challenging ownership of any Owned Company IP, or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto.

(k) The Owned Company IP is valid, subsisting and enforceable. Neither Company nor any Company Subsidiary has received any notice or claim challenging the validity or enforceability of any of the Owned Company IP or indicating an intention on the part of any Person to bring a claim that any of the Owned Company IP is invalid or unenforceable.

(l) To the knowledge of the Company, the operation of the business of the Company or any Company Subsidiary, including the making, using, selling, offering for sale or importation of any products, has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(m) To the knowledge of the Company, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP and no such proceedings or actions have been threatened against the Company or any Company Subsidiary. To the knowledge of the Company, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Licensed Company IP.

(n) No material software that is included in the Company IP includes open source code, or is subject to any open source licenses or obligations that provide for the source code of the software to be disclosed, licensed, publicly distributed, or dedicated to the public.

Section 3.18 Compliance with Laws; Permits; Certain Business Practices.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Laws and (ii) no written notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws. Notwithstanding anything to the contrary in this Section 3.18(a), the provisions of this Section 3.18(a) shall not apply to matters that are subject to Section 3.11, Section 3.12, Section 3.16 and Section 3.19(a).

(b) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries are in possession of all material Company Permits necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and as is being conducted as of the date hereof, (ii) all such Company Permits are valid, and in full force and effect and no withdrawal, revocation, suspension or cancellation thereof is pending or, to the knowledge of the Company, threatened, (iii) the Company is, and has been in compliance in all material respects with the terms of such Company Permits and any conditions placed thereon; (iv) the Company has fulfilled and performed in all material respects its obligations under each such Company Permit, and, (v) as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, termination, or material limitation of any such Company Permit.

(c) Except as set forth on Schedule 3.18(c), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (i) to the knowledge of the Company, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Governmental Entity has threatened or is considering limiting, suspending or revoking any Company Permit or changing the marketing classification or labeling of the products of the Company, and (ii) there was no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Governmental Entity.

(d) Except as set forth on Schedule 3.18(d), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, all products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed and sold in all material respects in compliance with applicable FDA Laws, any comparable Laws enforced by any other Governmental Entity that has jurisdiction over the operations of the Company, or any other applicable Law, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, device modifications, good manufacturing practices, quality system regulations, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals.

(e) Except as set forth on Schedule 3.18(e), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there are no investigations or enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty or debarment action) pending or threatened by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of the Company; and (ii) the Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other similar written notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any FDA Laws or Company Permit. The Company is not subject to any material pending obligation arising out of an FDA inspection, FDA warning letter, FDA notice of violation letter or other similar notice or administrative or regulatory action from the FDA or any comparable Governmental Entity. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company has made all notifications, submissions and reports required by FDA Laws or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Governmental Entity and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Entity. To the knowledge of the Company, as of the date hereof, no basis for material liability exists with respect to any such notification, submission, or report.

(f) Except as set forth on Schedule 3.18(f), since January 1, 2011, no product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and to the knowledge of the Company, as of the date hereof, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the Company, threatened against the Company.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company (i) each of the Company and the Company Subsidiaries is and has been in compliance with all applicable anti-corruption Laws, including the Foreign Corruption Practices Act, as amended, 15 U.S.C. 78dd-1 et. seq. (collectively “Anti-Corruption Laws”), and (ii) none of the Company, the Company Subsidiaries or any director, officer, agent or employee of the Company or any Company Subsidiary has with corrupt intent directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (a) which would violate any applicable Anti-Corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. For the purposes of this Section 3.18(g), “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any director, officer or employee of the Company has, directly or indirectly, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

Section 3.19 Health Care Regulatory Matters.

(a) The Company, the Company Subsidiaries, and, to the knowledge of the Company, their respective officers, directors, managing employees and agents (as those terms are defined in 42 C.F.R. § 1001.1001) are, and, have been, in compliance with all health care laws applicable to each respectively, or by which any property, business product or other asset of the Company and the Company Subsidiaries is bound or affected, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), any comparable state or local Laws, and the regulations promulgated pursuant to such laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients (collectively, “Health Care Laws”), except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(b) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, their respective officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any similar government health care program (collectively, “Federal Health Care Programs”); (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(c) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, their respective officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) is a party to, or bound by, any corporate or individual integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar formal or informal agreements with or imposed by any Governmental Entity.

(d) To the knowledge of the Company, no Person has filed or has threatened to file against the Company or any Company Subsidiary an action relating to Health Care Laws under any federal or state whistleblower statute, including under the civil False Claims Act (31 U.S.C. § 3729 et seq.), except where such action would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(e) The Company is not a “covered entity” as that term is defined in HIPAA and is not in breach of any “business associate contract”, as described in 45 C.F.R. § 164.504(e). The Company is not in violation of the administrative simplification provisions of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”). To the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations. The Company is in compliance in all material respects with federal and state data breach laws.

Section 3.20 Information in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.21 Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to various limitations and assumptions described in such opinion, the Merger Consideration to be received in the Merger by the holders of the Common Shares (other than the Company, Parent, Purchaser, their respective affiliates and the holders of Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22 Insurance. Schedule 3.22 sets forth a true and complete list of all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries or any of their respective employees, officers, directors, properties or assets, as of the date of this Agreement, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance. Such policies are in a form, and in each case in such amounts and with respect to such risks and losses, which the Company believes is adequate for the operation of its business. To the knowledge of the Company, all such insurance policies are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Since December 31, 2012, (a) no written notice of cancellation or nonrenewal has been received by the Company or any Company Subsidiary under such policies, other than in connection with the normal renewal process, nor, to the knowledge of the Company, is the termination of any such policies, threatened, (b) there is no existing default or event which, with the giving of notice of lapse or time or both, would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (c) there is no claim pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.23 Related Party Transactions. Except as set forth in the Company SEC Documents or compensation or other employment or the Company Board of Directors arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand.

Section 3.24 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Company  Other than the fees and expenses set forth in Schedule 3.24, no other fees or expenses are payable to the Company Financial Advisor by the Company.

Section 3.25 Takeover Statutes. Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Purchaser in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Except as set forth in Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV. Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or any of its Subsidiaries with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, or (iv) such filings with the SEC as may be required on behalf of Purchaser and Parent in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with our without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract or agreement to which Parent or any of its Subsidiaries is a party, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their respective properties or assets, except in the case of clause (b), (c) or (d), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4 Litigation. There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5 Information in the Proxy Statement. None of the information supplied by Parent, Purchaser or any affiliate or Representative of Parent or Purchaser, expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Purchaser makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.6 Ownership of Company Capital Stock. Neither Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.7 Sufficient Funds. Parent has, and Parent will have at the Effective Time, the funds necessary to consummate the Merger and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions.

Section 4.8 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.10 Disclaimer of Other Representations and Warranties. Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, made available or addressed to Parent, Purchaser or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1, (b) for any matter expressly required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) shall use commercially reasonable efforts to preserve the business organization of the Company and the Company Subsidiaries intact and to maintain the existing relations and goodwill of the Company and the Company Subsidiaries with Governmental Entities, customers, suppliers, distributors, employees and others having material business relationships with the Company and the Company Subsidiaries, and (z) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) create any Subsidiaries;

(c) split, combine, subdivide or reclassify any shares of capital stock of the Company;

(d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) from holders of Company Options or Company Warrants in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options or Company Warrants to the extent required or permitted under the terms of such Company Options or Company Warrants, or (ii) from holders of Restricted Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Shares;

(f) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right, the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or vesting of Restricted Shares outstanding as of the Capitalization Date and (ii) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of Company Warrants outstanding as of the date of this Agreement;

(g) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof) with a fair market value in excess of $100,000 individually or $250,000 in the aggregate, or any real estate;

(h) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets, other than sales, leases and licenses of inventory in the ordinary course of business consistent with past practice;

(i) except for standard terms extended to customers in the ordinary course of business, (i) incur or assume any long-term or short-term indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person that is not the Company or a Company Subsidiary for borrowed money, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iv) cancel any material indebtedness or waive any claims or rights of substantial value;

(j) (i) increase the compensation or benefits payable or to become payable to any of the officers, directors, employees, agents or consultants of the Company or any Company Subsidiary except as set forth in Schedule 5.1(j) or as required by applicable Law or any Benefit Plan in effect as of the date hereof; (ii) negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other agreement with any of its officers, directors, employees, agents or consultants, any collective bargaining agreement, any Benefit Plan or any employee benefit plan, program, policy or arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except with the consent of Parent (which shall not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business); (iii) make or forgive any loans or advances to any of its officers, directors, employees, agents or consultants of the Company or any Company Subsidiary other than making loans pursuant to the terms of Benefit Plans as in effect on the date hereof or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise; (iv) accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment, to any of its officers, directors, employees, agents or consultants; (v) waive, release or condition any noncompete, nonsolicit, nondisclosure, confidentiality or other restrictive covenant owed to the Company or any Company Subsidiary; (vi) hire any employee except with the consent of Parent (which shall not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business to fill a vacant or soon-to-be vacant position by reason of the termination of employment of an employee); or (vii) terminate, other than for cause, the employment of any employee;

(k) except with respect to the purchase by the Company of hardware for customer installations in the ordinary course of business, make or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $50,000, in the aggregate;

(l) enter into any agreement or arrangement that purports to limit or otherwise restrict the Company or any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(m) with respect to any Company IP and with respect to any rights to Company IP granted under any Company Material Contract (other than customary licenses to intellectual property granted to end users or third party manufacturers or service providers in the ordinary course of business consistent with past practice), (i) transfer, assign or license to any Person any rights to such Company IP; (ii) abandon, permit to lapse or otherwise dispose of any such Company IP; (iii) make any change in such Company IP that would reasonably be expected to impair such Company IP or the Company’s rights with respect thereto; or (iv) disclose to any Person (other than Representatives of Parent), any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations;

(n) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Governmental Entity;

(o) make any material Tax election, file any amended Tax Return with respect to any material Tax, change any annual Tax accounting period, enter into any closing agreement of any material Tax claim or assessment, settle or surrender any claim for a material refund of Taxes;

(p) settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claim, investigation or proceeding (including any audit, examination or other proceeding with respect to Taxes), which settlement, compromise or other resolution would, individually or in the aggregate, result in (i) amounts payable to or by the Company or any Company Subsidiary in excess of $50,000 (net of insurance proceeds) in the aggregate; (ii) any relief that is adverse to the Company, other than the payment by the Company or any Company Subsidiary of an amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the business of the Company or any Company Subsidiary or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, or notification, repair or replacement; or (iii) any other administrative action brought by, or civil settlements with, (A) the FDA or the United States Department of Justice arising under federal health care Laws or comparable applicable Laws; or (B) any foreign Governmental Entity arising under applicable Laws comparable to the Laws described in the immediately preceding clause (A);

(q) except in the ordinary course of business, enter into, terminate, materially modify, extend, amend or waive any Company Material Contract;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(s) enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent with past practice or (ii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 6.4;

(t) adopt or enter into a stockholder rights agreement or “poison pill”; or

(u) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2 Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person any information relating to the Company in connection with a Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Purchaser, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act described in clauses (iv), (v) and (vi) above, a “Change of Recommendation”). The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Competing Proposal and request that any such Person (and its Representatives) in possession of confidential information about the Company return or destroy all such information promptly, subject to contractual retention rights of any such Person.

(b) Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives at any time following the date hereof and prior to the adoption of this Agreement by the Requisite Stockholder Approval, on an unsolicited basis, a bona fide written Competing Proposal (that did not arise or result from any breach of Section 5.2) which (i) constitutes a Superior Proposal or (ii) the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions prior to the adoption of this Agreement by the Requisite Stockholder Approval: (x) furnish nonpublic information to the Person making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the such Person an executed Acceptable Confidentiality Agreement  (a copy of which shall be provided to Parent promptly following its execution) and (y) engage in discussions or negotiations with the such Person with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall (A) provide written notice to Parent of such Superior Proposal or the determination of the Company Board of Directors as provided for in clause (ii) above, as applicable and (B) provide to Parent any material non-public information concerning the Company provided to such Person which was not previously provided to Parent substantially concurrently with the time such information is provided to such other Person. Effective as of the Company’s taking any action described in clauses (x) or (y) above or upon a determination by the Company Board of Directors that a Competing Proposal constitutes a Superior Proposal, the standstill and any other similar provisions in the Confidentiality Agreement shall become null and void and of no further force and effect to the extent any such provisions would otherwise operate to prevent Parent from proposing changes to this Agreement.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) orally and in writing notify Parent if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in each case, in connection with, or which could reasonably be expected to result in, a Competing Proposal, which notice shall identify the name of the Person making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all written materials provided to the Company or any of its Representatives that describe any terms and conditions of any inquiry, proposal or request (and any subsequent changes to such terms and conditions). The Company shall keep Parent reasonably informed on a reasonably current basis (and in any event within twenty-four (24) hours) of any material developments, discussions or negotiations regarding any Competing Proposals or any material change to the financial or other terms of any such Competing Proposal.

(d) Notwithstanding the limitations set forth in Section 5.2(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board of Directors may, solely in response to an Intervening Event, effect a Change of Recommendation if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Company Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; provided, however, that the Company Board of Directors shall not be entitled to effect such a Change of Recommendation until three (3) full business days following delivery of written notice to Parent (an “Intervening Event Notice”) from the Company advising Parent that the Company Board of Directors intends to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event. In determining whether to make such a Change of Recommendation in response to an Intervening Event, the Company Board of Directors shall take into account any proposals made by Parent to amend the terms of this Agreement and shall not make such a Change of Recommendation unless, prior to the effectiveness of such Change of Recommendation, the Company Board of Directors, after considering the results of any such negotiations and any revised proposals made by Parent, concludes that the Company Board of Directors continues to meet the requirements set forth in this Section 5.2(d) to make such a Change of Recommendation.

(e) Notwithstanding the limitations set forth in Section 5.2(a), if the Company Board of Directors has concluded after consultation with the Company’s outside legal and financial advisors that a Competing Proposal received by the Company after the date hereof on an unsolicited basis (that did not arise or result from any breach of Section 5.2) constitutes a Superior Proposal, then the Company Board of Directors may prior to the adoption of this Agreement by the Requisite Stockholder Approval cause the Company to, after complying with Section 5.2(f), (i) make a Change of Recommendation or (ii) concurrently enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1.

(f) Neither the Company nor the Company Board of Directors shall take any of the actions described in Section 5.2(e) or terminate this Agreement pursuant to Section 8.1(e), in each case, unless (i) the Company shall have complied in all material respects with this Section 5.2, (ii) the Company shall have given Parent and Purchaser prompt written notice  advising them of the decision of the Company Board of Directors to take such action, detailing the terms and conditions of the Competing Proposal that serves as the basis of such action, the identity of the Person making the proposal, a copy of the proposed definitive agreement for such Superior Proposal and any related agreements in the form to be entered into (a “Superior Proposal Notice”) and (iii) (A) the Company shall have given Parent and Purchaser three (3) full business days after delivery of a Superior Proposal Notice to propose revisions to the terms of this Agreement and/or the Transactions (and/or make any other proposals) and during such time shall have negotiated and caused its Representatives to negotiate (if Parent and Purchaser have notified the Company that they desire to negotiate), confidentially and in good faith with Parent and Purchaser so as to have such Competing Proposal cease to qualify as a Superior Proposal (it being understood and agreed that, in the event of an amendment to the terms of such Superior Proposal, the Company Board of Directors shall not be entitled to so make a Change of Recommendation or terminate this Agreement based on such Superior Proposal, as so amended, until three (3) full business days following delivery to Parent of a Superior Proposal Notice with respect to such Superior Proposal as so amended) and (B) the Company Board of Directors shall have concluded, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Parent and Purchaser, that such Competing Proposal nevertheless remains a Superior Proposal.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under any applicable Law; provided, however, that (1) in no event shall this Section 5.2(f) affect the obligations specified in Section 5.2(d) or Section 5.2(f) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board of Directors with respect to this Agreement or a Competing Proposal shall be deemed to be a Change of Recommendation unless the Company Board of Directors in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board of Directors, without disclosing any Change of Recommendation.

Section 5.3 Proxy Statement. The Company shall prepare and file with the SEC, subject to prior notice to  Parent, as promptly as reasonably practicable after the date hereof (and in any event, within fifteen (15) business days of the date hereof), a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Purchaser shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.2) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Purchaser, any of their respective affiliates, this Agreement or the Transactions (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.2 expressly permits, the Proxy Statement shall include the fairness opinion contemplated by Section 3.21, the notice required by Section 262 of the DGCL and the Company Board Recommendation. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without providing Parent and Purchaser a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent or Purchaser).

Section 5.4 Stockholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the initial purpose of obtaining the Requisite Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.2, the Company Board of Directors shall continue to recommend that the Company’s stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit the agreement of merger contained in this Agreement to its stockholders for adoption without regard to whether the Company Board of Directors has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation.

Section 5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any Legal Proceeding commenced or, to such party’s knowledge, threatened against such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other Transactions, or with respect to the Company's business or products, (b) any breach of any representation, warranty or covenant made by such party under this Agreement or any occurrence or non-occurrence, as the case may be, that would reasonably be expected to result in such breach (it being understood and agreed that that this clause (b) shall not constitute an obligation or agreement of the Company for purposes of Section 7.2(b)), (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions and (d) any notice or other written communication from any Governmental Entity related to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder. The Company will deliver to Parent true and complete  copies of all comment letters from the SEC received following the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, other than with respect to requests for confidential treatment.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties of the Company. The terms of the Confidentiality Agreement shall apply to any information provided or made available to Parent or Purchaser pursuant to this Section 6.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) forfeit the attorney-client privilege of the Company or (b) contravene any applicable Law or contractual restriction; provided, however, that the Company will use its reasonable best efforts to obtain any required consents or implement such alternative arrangements for the disclosure of such information or documents and take such other action with respect to such information or documents as is necessary to permit disclosure to Parent and its Representatives without such forfeiture or contravention. No investigation pursuant to this Section 6.1 shall affect any representation or warranty made by the parties hereunder.

Section 6.2 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other antitrust or competition Law or regulation (the “Required Governmental Approvals”)), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made as promptly as practicable (and with respect to the HSR Act no later than fifteen (15) business days after the date of this Agreement) the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent shall take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under the HSR Act and any other antitrust or competition Law or regulation with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any the HSR Act and any other antitrust or competition Law or regulation that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition of, lease, license or other transfer of any businesses, tangible and intangible assets, equity interests, product lines or properties of the Company, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, tangible or intangible assets, equity interests, product lines or properties of the Company, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under the HSR Act or to obtain any other Required Governmental Approvals or to avoid the commencement of any action by a Governmental Entity to prohibit the transactions contemplated by the Agreement under the HSR Act or any other antitrust or competition Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. To assist Parent in complying with its obligations set forth in this Section 6.2(a), the Company shall enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action). Notwithstanding the foregoing or anything in this Agreement to the contrary, in obtaining the Required Governmental Approvals, none of Parent or any of its Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of, or otherwise encumber or impair Parent’s or any of its affiliates’ ability to own or operate any assets or properties of Parent or any of its affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or, except as would not have a material adverse effect on the Company, any assets or properties of the Company (provided that none of Parent or any of its Affiliates shall be required to take any such action in connection with any action or proceeding by a Person other than a Governmental Entity).

(b) Each of the Company and Parent shall, and shall cause its respective Subsidiaries to, furnish promptly to the other party all information necessary for any application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform  (and provide copies to) the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation thereto). If a party hereto intends to independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting or discussion with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c) The Company and Parent shall give (and Parent shall cause its Subsidiaries to give) any notices to third parties, and use (and Parent shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents necessary to consummate the Transactions; provided, however, that, in connection with obtaining such third-party consents, no payment shall be made to any Person, nor shall any Company Agreement be amended to increase the amount payable by the Company or any of its affiliates thereunder or otherwise to be more burdensome in any material respect to the Company or any of its affiliates, unless mutually agreed in writing by the Company and Parent, except for such items as would be de minimis.

(d) Subject to the last sentence of Section 6.2(a), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions. This Section 6.2 does not affect the right of either Parent or Company to terminate this Agreement pursuant to Section 8.1(c) provided such party has complied with all of its obligations in this Section 6.2.

(e) Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.3 Publicity. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation; provided further, that the Company shall not be required to provide that each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage); provided, however, that the Company shall not pay, and the Surviving Corporation shall not be obligated to pay, in excess of 300% of the annual premiums paid as of the date hereof by the Company in respect of such “tail” or “runoff” policy. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” or “runoff” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years after the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or renewals thereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5 State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company Board of Directors shall use its reasonable best efforts to render such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.6 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits Matters.

(a) Effective as of the Effective Time and for a period of no less than twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary rate or regular hourly wage, whichever is applicable, that is not less than the base salary rate or regular hourly wage provided to such Continuing Employee by the Company immediately prior to the Effective Time and (ii) bonus opportunity, sales and service incentive award compensation opportunity, in each case, at levels provided to such Continuing Employee by the Company immediately prior to the Effective Time. Further, effective as of the Effective Time and for a period of no less than twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each Continuing Employee severance and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of Parent. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting (but not for benefit accrual, except to the extent required by any applicable contract or Law) of any Continuing Employee under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including, without limitation, vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans.

(b) Effective as of the Effective Time and thereafter, Parent shall use its reasonable best efforts, and shall cause the Surviving Corporation to use its reasonable best efforts, to (x) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Benefit Plans immediately prior to the Effective Time), (y) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Benefits Plans immediately prior to the Effective Time, and (z) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year; provided that Parent’s obligations under clause (z) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c) Unless otherwise directed in writing by Parent at least five (5) business days prior to the Effective Time, the Company Board of Directors will authorize the full vesting of all benefits under and termination of any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) Plan(s) of the Company have been adopted by the Company Board of Directors. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its reasonable best efforts to take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan; (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination; and (iii) for employer contributions (if any) for the period prior to termination determined as though the Effective Time were the last day of the relevant plan year. Parent shall use reasonable best efforts to cause the 401(k) Plan(s) of Parent or its affiliates to accept any distribution from the Company’s 401(k) Plan(s) as a rollover contribution, if so directed by a Continuing Employee.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, (i) to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or (ii) to amend or terminate any Benefit Plans or other employee benefit plans or arrangements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (x) be deemed or construed to be an amendment or other modification of any Benefit Plan or Purchaser employee benefit plan, or (y) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10 Securityholder Litigation. In the event that any securityholder litigation related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent fully informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense of any such securityholder litigation against the Company and/or its directors or officers, whether commenced prior to or after the date of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of the Company Subsidiaries may waive, release, assign, settle, agree to settle or compromise to settle any suit, action, claim, proceeding or investigation commenced or threatened that relates to this Agreement, the Merger or any of the other Transactions or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions.

Section 6.11 Deregistration. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Stock under the Exchange Act, provided, that such termination shall not be effective until after the Effective Time.

Section 6.12 Director and Officer Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations (in form reasonably acceptable to Parent) executed by each director and each officer of the Company and the Company Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors or officers identified by Parent in writing to the Company). At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent.

Section 6.13 Patent Acquisition. As soon as practicable and in any event within two business days after the date hereof, the Company shall submit for filing and recordation with the Secretary of State of the State of Delaware and the United States Patent and Trademark Office, as applicable, each of the releases of liens and UCC termination statements delivered in connection with that certain Patent Purchase and License Agreement, dated December 30, 2013, by and between the Company and ClearCount Medical Solutions, Inc.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval;

(b) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and

(c) HSR Act. Any applicable waiting or review periods (or extensions thereof) relating to the Merger under the HSR Act and any other antitrust or competition Law shall have expired or been terminated and any approvals, clearances or waivers required thereunder shall have been obtained.

Section 7.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.2(a)(i) and 3.2(a)(ii)(A) – (H) and 3.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except for any de minimis inaccuracy), (ii) each of the representations and warranties of the Company set forth in Section 3.1, Section 3.3, Section 3.4, and Section 3.5(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the Effective Time, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of the Company shall result in the conditions in Article VII not being satisfied (assuming for this purpose that the date of such determination is the Closing Date) and (ii) in the case of a breach by Parent or Purchaser, that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Purchaser to perform its obligations under this Agreement, or to consummate the Merger and the other Transactions (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement.

(c) by either Parent or the Company, if the Effective Time shall not have occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d) by Parent, if (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement;

(e) by the Company if, prior to the adoption of this Agreement by the Requisite Stockholder Approval, (i) the Company Board of Directors (or any committee thereof) has received a Superior Proposal, (ii) the Company Board of Directors (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company’s stockholders under applicable Law, (iii) the Company has complied in all material respects with Section 5.2 and (iv) the Company concurrently enters into a definitive agreement for with respect to such Superior Proposal and pays the Termination Fee to Parent in accordance with Section 8.2(b);

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling; or

(g) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.2) or Parent, if the Requisite Stockholder Approval in favor of the adoption of this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(c), nothing herein shall relieve any party hereto from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company).

(b) Termination Fee.

(i) If (A) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(c) or Section 8.1(g) or Parent shall have terminated this Agreement pursuant to Section 8.1(b) on the basis of a breach of a covenant or agreement contained in this Agreement, (B) prior to such termination, a Person shall have made a Competing Proposal that has not been publicly withdrawn prior to such termination in the case of a termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(c) or at least three (3) business days prior to the date of the Special Meeting in the case of a termination of this Agreement pursuant to Section 8.1(g), and (C) the Company enters into a definitive agreement with respect to a Competing Transaction, or consummates a Competing Transaction, in each case, within twelve (12) months of such termination by Parent, then, on the earlier of two (2) business days after (i) the entry into a definitive agreement with respect to any such Competing Transaction or (ii) the consummation of any such Competing Transaction, the Company shall pay a fee of $4,000,000 in cash (the “Termination Fee”), and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions contemplated hereby to Parent or Purchaser.

(ii) If the Company terminates this Agreement pursuant to Section 8.1(e), prior to or concurrent with, and as a condition to, the effectiveness of such termination, the Company shall pay or cause to be paid to Parent the Termination Fee, and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions contemplated hereby to Parent or Purchaser.

(iii) If Parent terminates this Agreement pursuant to Section 8.1(d), the Company shall pay or cause to be paid to Parent the Termination Fee within two (2) business days after such termination.

(iv) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Purchaser against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, it being understood and agreed that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) any filing with antitrust authorities and (b) the Paying Agent.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), emailed or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Purchaser, to:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Facsimile: (269) 385-2066
Attention: General Counsel
Email:  Michael.Hutchinson@stryker.com

with a copy, which shall not constitute notice, to:

Covington & Burling LLP
The New York Times Building
New York, NY 10018
Attention: Andrew W. Ment
Facsimile: (646) 441-9012
Email: ament@cov.com

and

if to the Company, to:

Patient Safety Technologies, Inc.
15540 Laguna Canyon Road, Suite 150
Irvine, CA 92618
Attention: Brian Stewart
Facsimile: (949) 289-9446
Email: bstewart@scmd.com

with a copy, that shall not constitute notice, to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Charles K. Ruck; R. Scott Shean
Facsimile: (714) 755-8290
Email: charles.ruck@lw.com; scott.shean@lw.com

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“510(k)” means a premarket notification submitted under Section 510(k) of the Act (21 U.S.C. § 360(k)) seeking clearance from FDA for a device that is substantially equivalent to a legally marketed predicate device as defined in the Act.

 “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and are not less restrictive to the applicable third party than the provisions of the Confidentiality Agreement are to Parent; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions; provided, further, that such agreement shall not prohibit the Company from complying with any provisions of this Agreement, including Section 5.2.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Equity Plan” means each of the Patient Safety Technologies, Inc. Amended and Restated Stock Option and Restricted Stock Plan, Patient Safety Technologies, Inc. 2009 Stock Option Plan and each non-plan award agreement pursuant to which equity awards have been granted to employees or other service providers of the Company or any Company Subsidiary.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (iv) the public announcement or pendency of the Merger or the other Transactions or the identity of Parent (including, without limitation, any Legal Proceeding commenced by a Company stockholder seeking to enjoin the Merger), (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (viii) any item set forth in Schedule 9.5(a); except, in the cases of clauses (i), (ii), (iii) and (vii), to the extent the Company is disproportionately affected thereby in relation to other companies in the medical device industry.

“Company Permits” means all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations that the Company owns, holds or possesses, including those issued by any Governmental Entity (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company.

“Company Property” means any real property and improvements, now or heretofore, leased, subleased, licensed and/or otherwise operated or occupied (which as tenant, subtenant, licensee or pursuant to any other occupancy arrangement (whether written or otherwise)) by the Company or any Company Subsidiary.

“Company Warrants” means (i) the warrants issued by the Company in November 2009 with an exercise price of $2.00 per share, (ii) the warrants issued by the Company in November 2009 with an exercise price of $4.00 per share, (iii) the warrants issued by the Company in November 2009 with an exercise price of $1.83 per share, (iv) the warrants issued by the Company to three holders in April 2008 with an exercise price of $1.25 per share, (v) the warrants issued by the Company in May 2008 with an exercise price of $1.25 per share, (vi) the warrants issued by the Company in June 2008 with an exercise price of $1.25 per share and (vii) the warrants issued by the Company in April 2008 with an exercise price of $1.75 per share.

“Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Competing Transaction” means a transaction with a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) pursuant to which such Person or group acquire beneficial ownership of at least 50% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions).

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated June 14, 2013 between Parent and the Company.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws and principles of common law which (i) regulate or relate to pollution or the protection or clean-up of the environment; the generation, presence, use, treatment, storage, transportation, treatment, handling, shipment, disposal, release, removal or remediation of Hazardous Substances; the preservation, protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FDA Law” means the Federal Food, Drug and Cosmetic Act and all amendments thereto, and any regulation, judicial or binding administrative interpretation promulgated or published by the FDA, and related or similar federal or state statutes, and equivalent statutes and regulations adopted by other Governmental Entities.

“Hazardous Substances” means any pollutant, contaminant, chemical, substance, industrial, toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous material, chemical compound, hazardous substance, or material or waste, whether solid, liquid or gas, that is subject or potentially subject to regulation, control or remediation under any Environmental Law or exposure to which could give rise to liability under any Environmental Law, including without limitation, any quantity of asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls (PCBs), lead-based paint, radon gas, and petroleum products or by-products.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including, for example, know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) software, including any source code, machine code, or object code, (g) URL and domain name registrations, and (h) other rights to industrial property and European Community designs.

“Intervening Event” means any material event, occurrence or development relating to the Company that is (a) unknown and not reasonably foreseeable to the Company Board of Directors as of the date hereof, or if known and reasonably foreseeable to the Company Board of Directors as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Company Board of Directors as of the date hereof, and (b) and does not relate to (i) this Agreement, the Merger or the other Transactions or (ii) any Competing Proposal.

“knowledge” will be deemed to be, as the case may be, the actual knowledge, and the knowledge such individuals would reasonably be expected to have after making due inquiry of the other executives and managers having primary responsibility for such matter, of (a) any executive officer of Parent or Purchaser with respect to Parent or Purchaser, or (b) any of the individuals set forth in Schedule 9.5(b) with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Outside Date” means May 15, 2014.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Stockholder Approval” means any vote or consent of the holders of the Company’s securities required by applicable Law that is necessary to authorize this Agreement or to consummate the Merger and the other Transactions, including the vote of the holders of outstanding Common Stock, voting together as a single class with the holders of the Series A Preferred Stock having one (1) vote per share, representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Common Stock.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a Competing Proposal for or in respect of at least 80% of the outstanding equity interests or assets of the Company, made by any person on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board of Directors considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing), are more favorable to the Company and its stockholders than the Transactions.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, medical device, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 9.6 Terms Defined Elsewhere . The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plans”	Section 6.7(c)
“Agreement”	Preamble
“Base Premium”	Section 6.4(c)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Capital Stock”	Section 2.1(b)(ii)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Consideration”	Section 2.1(a)
“Common Shares”	Section 2.1(a)
“Common Stock”	Section 2.1(a)
“Company”	Preamble
“Company Agreements”	Section 3.14(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(c)
“Company Financial Advisor”	Section 3.21
“Company IP Agreements”	Section 3.17(g)
“Company Material Contract”	Section 3.14(b)
“Company Options”	Section 2.4(a)
“Company SEC Documents”	Section 3.6

“Company Subsidiary”	Section 3.1(b)
“Continuing Employees”	Section 6.7(a)
“Covered Persons”	Section 6.4(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Divestiture Action”	Section 6.2(a)
“Divestiture Agreement”	Section 6.2(a)
“Effective Time”	Section 1.3
“Equity Interests”	Section 3.2(a)
“Exchange Act”	Section 3.6
“Exchange Fund”	Section 2.2(a)
“FDA”	Section 3.18(c)
“Federal Health Care Programs”	Section 3.19(b)
“Financial Statements”	Section 3.6
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Health Care Laws”	Section 3.19(a)
“HSR Act”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Intervening Event Notice”	Section 5.2(d)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(b)(ii)
“Option Consideration”	Section 2.4(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.15
“Preferred Shares”	Section 2.1(b)(ii)
“Preferred Stock”	Section 2.1(b)(ii)
“Preliminary Proxy Statement”	Section 5.3
“Proxy Statement”	Section 3.19(a)
“Public Official”	Section 3.18(g)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(d)
“Required Governmental Approvals”	Section 6.2(a)
“Restricted Shares”	Section 2.4(a)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 3.5
“Securities Act”	Section 3.6
“Series A Preferred Consideration”	Section 2.1(b)(i)
“Series A Preferred Stock”	Section 2.1(b)(i)
“Series B Preferred Consideration”	Section 2.1(b)(ii)
“Series B Preferred Stock”	Section 2.1(b)(ii)
“Shares”	Section 2.1(b)(ii)
“Special Meeting”	Section 5.4
“Superior Proposal Notice”	Section 5.2(f)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)(i)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)
“WARN Act”	Section 3.12

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.” References in this Agreement to dollars or “$” are to United States of America dollars, unless otherwise indicated. All references in this Agreement to days are to calendar days, unless otherwise indicated. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). All references in this Agreement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. A document being “made available to Parent” being “provided to Parent” or other similar terms refers to the Company making such document available to Parent and its counsel at least one (1) Business Day prior to the date of this Agreement in the electronic data room established at http://datasite.merrillcorp.com for purposes of the transactions contemplated by this Agreement and maintained by the Company.

Section 9.8 Counterparts. This Agreement may be executed and delivered manually or by facsimile or other electronic transmission by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(b) Except (i) as provided in Section 6.4 and (ii) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Shares, Company Options, Restricted Shares and Company Warrants as of the Effective Time), neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (c) one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

(c) The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.14. In the event any party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

Section 9.15 Costs; Attorneys’ Fees. Subject to the limitations set forth herein, in the event any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STRYKER CORPORATION

By:	/s/ Timothy J. Scannell
Name:	Timothy J. Scannell
Title:	Group President, MedSurg and Neurotechnology

PS MERGER SUB INC.

By:	/s/ Timothy J. Scannell
Name:	Timothy J. Scannell
Title:	President

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ Brian E. Stewart
Name:	Brian E. Stewart
Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX II

Form of Voting Agreement

I-1

ANNEX II

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

II-1

ANNEX III

Form of Amended and Restated Bylaws of Surviving Corporation

III-1